Exhibit 1.1

EQUITY BACKSTOP AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of August 14, 2014,

BY AND BETWEEN:

WESTERNZAGROS RESOURCES LTD., a corporation existing under the laws of Alberta,

(the “Issuer”)

AND:

CREST ENERGY INTERNATIONAL LLC., a limited liability corporation existing under the laws of the State of Delaware,

(the “Purchaser”)

RECITALS:

A.	The Issuer proposes to effect an offering of Rights to the holders of record of the Common Shares pursuant to a short form prospectus on the terms and conditions set forth in this Agreement; and

B.	The Purchaser proposes to purchase certain of the Common Shares that are offered pursuant to the Basic Subscription Right and the Additional Subscription Privilege under the Rights Offering on the terms and subject to the conditions set forth in this Agreement; and

C.	The Purchaser holds an aggregate of, directly or indirectly, 93,998,437 Common Shares, and subject to the exercise by the other shareholders of their respective Basic Subscription Rights and Additional Subscription Privileges, the Purchaser proposes to purchase, in aggregate, up to $200 million of equity securities of the Issuer, being either Common Shares or Preferred Shares, by exercising its Basic Subscription Right, the Additional Subscription Privilege or the Equity Backstop, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1

INTERPRETATION

1.1	Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any written or oral offer, proposal, public announcement, inquiry or request for discussions or negotiations from any Person or group of joint actors (other than the Purchaser) relating to:

(a)	any direct or indirect sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition, farm-out, alliance or joint venture (including any other agreement or arrangement having the same economic effect as a sale of assets), in a single transaction or a series of related transactions, of any assets of the Issuer or any of its Subsidiaries or any of the voting, equity or other securities of any of the Issuer’s Subsidiaries (or rights or interests therein or thereto), other than a Permitted Disposition;

(b)	any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or similar transaction that, if consummated, would result in a Person or joint actors beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of the Issuer or any of its Subsidiaries;

(c)	a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Issuer or any of its Subsidiaries; or

(d)	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement;

“Additional Subscription Privilege” has the meaning set forth in Section 2.2;

“Affiliate” has the meaning ascribed thereto by the Securities Act;

“AIF” means the Issuer’s annual information form for the year ended December 31, 2013, dated March 13, 2014;

“Associate” has the meaning ascribed thereto by the Securities Act;

“Basic Subscription Right” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for Common Shares at the Subscription Price per Common Share, based on the number of Rights held multiplied by the Rights Ratio, as such entitlement is further detailed in the Prospectus;

“Board” means the Board of Directors of the Issuer;

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in Calgary, Alberta, Toronto, Ontario, and Houston, Texas;

“Closing” has the meaning set forth in Section 8.1;

“Closing Date” has the meaning set forth in Section 8.1;

“Closing Time” has the meaning set forth in Section 8.1;

“Common Shares” means common shares in the capital of the Issuer;

“Confidentiality Agreement” means the confidentiality agreement dated July 2, 2012 between the Issuer and the Purchaser, as amended by letter agreement dated March 6, 2013 and by letter agreement dated September 4, 2013;

“Convertible Notes” means the $100 million principal amount of 4.00% convertible senior unsecured notes due December 31, 2015;

“Escrow Amount” means $200 million;

“Escrow Agreement” means the escrow agreement to be entered into between the Purchaser, the Issuer and an escrow agent as agreed upon by the Purchaser and the Issuer, providing for the deposit of the Escrow Amount by the Purchaser with such escrow agent to be held in escrow, in a form acceptable to the Issuer and Purchaser, each acting reasonably.

“Equity Backstop Amount” means the amount set forth in Section 3.2;

“Equity Backstop” means the obligation of the Purchaser to purchase the Equity Backstop Shares as provided for in Sections 3.1 and 3.2;

“Equity Backstop Common Shares” has the meaning set forth in Section 3.1;

“Equity Backstop Preferred Shares” has the meaning set forth in Section 3.2;

“Equity Backstop Shares” has the meaning set forth in Section 3.2;

“Expiry Time” means the expiry time of the Rights on the date set forth in the Final Prospectus, such date and time being the date and time on which the Rights shall expire and become null and void and such date being no earlier than the 21st day following the date on which the Final Prospectus is mailed to the holders of record of Common Shares as of the Record Date;

“Final Prospectus” means the final short form prospectus to be filed by the Issuer with the Securities Commissions in connection with the Rights Offering and in respect of which the Securities Commissions have issued or been deemed to have issued a receipt (or analogous decision document) to the Issuer and, unless the context otherwise requires, includes all documents incorporated therein by reference;

“Financial Statements” means (i) the Issuer’s audited consolidated financial statements, the notes thereto and the auditor’s report thereon for the years ended December 31, 2013 and 2012; (ii) the Issuer’s unaudited interim condensed consolidated financial statements for the three months ended March 31, 2014 with the notes thereto; and (iii) any unaudited interim condensed consolidated financial statements of the Issuer in respect of any subsequent period with the notes thereto filed with the Securities Commissions prior to the Closing;

“GAAP” means generally accepted accounting principles in Canada as defined from time to time by the Accounting Standards Board of the Canadian Institute of Chartered Accountants;

“Garmian Block” means the area covered by the Garmian PSC consisting of a 131.2 square kilometer exploration project area in Kurdistan;

“Garmian PSC” means the Production Sharing Contract which was entered into by WesternZagros Limited and the Kurdistan Regional Government on July 25, 2011 with respect to the Garmian Block, as amended by the TPI Assignment, Novation and First Amendment Agreement with respect to the Garmian PSC dated July 31, 2012 among WesternZagros Limited, the Kurdistan Regional Government and Gazprom Neft Middle East B.V.;

“Governmental Entity” means any: (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Indemnified Party” has the meaning set forth in Section 12.3;

“Indemnifying Party” has the meaning set forth in Section 12.3;

“Information Circular” means the information circular of the Issuer dated April 14, 2014 in relation to the annual and special meeting of the Issuer’s shareholders held on June 4, 2014;

“Interests” has the meaning set forth in Section 6.1(cc);

“Investment Agreement” means the Investment Agreement between the Issuer and the Purchaser dated March 10, 2013;

“Investment Agreement Amendment” means the First Amendment to Investment Agreement between the Issuer and the Purchaser dated August 14, 2014.

“Kurdamir Block” means the area covered by the Kurdamir PSC consisting of a 340 square kilometer exploration project area in Kurdistan;

“Kurdamir PSC” means the Production Sharing Contract which was signed by WesternZagros Limited and the Kurdistan Regional Government on February 28, 2008, as amended by the Amendment Agreement in respect of the Kurdamir PSC which was entered into by WesternZagros Limited, Talisman (Block K44) B.V. and the Kurdistan Regional Government on July 25, 2011 and further amended by the Second Amendment Agreement in respect of the Kurdamir PSC entered into and effective August 15, 2012 among WesternZagros Limited, Talisman (Block K44) B.V. and the Kurdistan Regional Government;

“Laws” means any federal, state, provincial, local or municipal, domestic or foreign, constitutional provision, statute, law, by-law, rule, regulation, permit, decree, injunction, judgment, order, or legally binding ruling, determination, common law rule, finding or writ of any Governmental Entity or of any court or other tribunal binding on or affecting the Person referred to in the context in which the word is used;

“Letter of Credit” has the meaning set forth in Section 3.6;

“Loan Agreement” means the loan agreement dated August 14, 2014 between the Purchaser, as Lender, and the Issuer, as Borrower, for up to U.S.$200,000,000 principal amount, subject to increase as permitted by the terms thereof;

“Lock-Up Agreements” has the meaning set forth in Section 4.1(o);

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that is, or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, capitalization or financial condition of the Issuer and its Subsidiaries, taken as a whole, but “Material Adverse Change” and “Material Adverse Effect” shall not include any change, effect, event, occurrence, circumstance or state of facts resulting from or arising in connection with:

(a)	a matter which has been disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof;

(b)	any natural disaster;

(c)	conditions affecting the oil and gas industry as a whole, including any increases in capital costs or capital expenditures resulting from inflationary pressures, and not disproportionately affecting the Issuer and its Subsidiaries, taken as a whole;

(d)	any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) and not disproportionately affecting the Issuer and its Subsidiaries, taken as a whole, relative to other comparable oil and gas companies and entities operating in a similar area in Kurdistan;

(e)	any changes in currency exchange, interest or inflation rates or commodities, securities or general economic, business, regulatory or market conditions or in national or global financial or capital markets;

(f)	changes in the market price of crude oil, natural gas, related hydrocarbons or refined products;

(g)	changes in the trading price or trading volume of the Common Shares (in and of itself, it being understood that causes underlying such change in market price or volume may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred to the extent not otherwise excluded from this definition);

(h)	changes in Laws or the interpretation, application or non-application of Laws by Governmental Entities (other than specifically relating to or against the Issuer or its Subsidiaries) and not disproportionately affecting the Issuer and its Subsidiaries, taken as a whole;

(i)	sanctions imposed by a Governmental Entity on JSC Gazprom Neft or its Affiliates or otherwise applying to Gazprom Neft Middle East B.V. that may have a disproportionate effect on the Issuer or its Subsidiaries;

(j)	any actions, events or operations, or the results of such actions, events or operations, undertaken by the Issuer in respect of either of the PSCs;

(k)	the announcement or existence of the Rights Offering, this Agreement and the transactions contemplated hereby (including any legal proceeding as a result thereof); or

(l)	any failure of the Issuer or its Subsidiaries to meet any public projections, forecasts or estimates of production, resources or cash flow (in and of itself, it being understood that causes underlying such failure may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred to the extent not otherwise excluded from this definition);

“material change” means a material change for the purposes of Securities Laws;

“material fact” means a material fact for the purposes of Securities Laws;

“Misrepresentation” has the meaning ascribed to such term for the purposes of Securities Laws;

“NI 45-101” means National Instrument 45-101—Rights Offerings adopted by each of the Securities Commissions;

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator;

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) articles of organization and operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing;

“Outside Date” means 6:00 p.m. (Calgary time) on December 15, 2014;

“Permitted Dispositions” means:

(a)	any sale or disposition of petroleum and natural gas rights (“P&NG Rights”) (and related tangibles) resulting from any pooling or unitization entered into in the Ordinary Course of Business and in accordance with sound industry practice when, in the reasonable judgment of the Issuer, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such P&NG Rights;

(b)	any sale or disposition in the Ordinary Course of Business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the Ordinary Course of Business;

(c)	any sale or disposition of current production from P&NG Rights made in the Ordinary Course of Business; and

(d)	sales or dispositions of assets made in the Ordinary Course of Business for fair market value to third parties having an aggregate fair market value in any fiscal year not exceeding $5,000,000 applicable as at the time of such determination.

Notwithstanding the foregoing, the Issuer shall not be permitted to sell, transfer, or otherwise dispose of, directly or indirectly, to any Person, any material part of its P&NG Rights, any of its assets or any of its interests whatsoever, in any such case, held by it in the Kurdamir Block or the Garmian Block, including any such sale, transfer, or disposition by way of any farm-out, sale or other disposition of all or a portion of the interests of the Issuer or its Subsidiaries in the Kurdamir PSC or the Garmian PSC or both, or through a sale of shares (including an issuance from treasury) of the applicable Subsidiaries that hold the interests in the Kurdamir PSC or the Garmian PSC;

“Person” means an individual, company or corporation (with or without share capital), partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, syndicate, trust, estate, custodian, trustee, executor, administrator, nominee or other legal personal representative, or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“Preferred Shares” means Series 1, Class A preferred shares in the capital of the Issuer having the terms and conditions attached thereto as set forth in the attached Schedule “A”;

“Preliminary Prospectus” means the preliminary short form prospectus to be filed by the Issuer with the Securities Commissions in connection with the Rights Offering on or about August 29, 2014 but no later than September 8, 2014 or such other date as may be mutually agreed upon in writing by the Issuer and the Purchaser, and, unless the context otherwise requires, includes all documents incorporated therein by reference;

“Private Placement” means the issuance of a certain number of Preferred Shares of the Issuer to the Purchaser, such issuance to occur concurrently with the closing of the Rights Offering in order to permit the Purchaser to fulfill the terms of the Equity Backstop;

“Private Placement Resolution” means an ordinary resolution of the shareholders of the Issuer, to be considered at the Special Meeting approving the Private Placement and the issuance to the Purchaser of the Equity Backstop Preferred Shares as required by the Equity Backstop, such resolution to be obtained on a disinterested basis in accordance with the requirements of TSXV Policy 5.9;

“Proposed Agreement” has the meaning set forth in Section 10.5;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus and any amendment or supplemental prospectus and includes all documents incorporated by reference therein;

“PSC Lands” means, collectively, the contract area described and defined in Annex A of the Garmian PSC and the contract area described and defined in Annex A of the Kurdamir PSC;

“PSCs” means, collectively, the Kurdamir PSC and the Garmian PSC;

“Public Documents” means, collectively:

(a)	the AIF;

(b)	the Financial Statements, together with the management’s discussion and analysis for such financial statements;

(c)	all of the Issuer’s material change reports filed after December 31, 2013;

(d)	the Information Circular; and

(e)	all other documents required to be incorporated by reference in the Prospectus in accordance with applicable Securities Laws;

“Purchase Price” means the price that the Purchaser will pay to purchase each Preferred Share pursuant to the Equity Backstop, which will be equal to the Subscription Price;

“Qualifying Jurisdictions” means all of the provinces of Canada;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by the Issuer in the Final Prospectus, which may be no later than October 24, 2014, unless otherwise mutually agreed upon in writing by the Issuer and the Purchaser;

“Registration Statement” means a registration statement on Form F-7 including any amendments thereto, to be filed with the SEC by the Issuer to register the offer and sale of Common Shares, to be issued pursuant to the exercise of Rights by persons in the United States;

“Rights” means the transferable rights to subscribe for Common Shares offered by the Issuer pursuant to the Rights Offering, with each holder of Common Shares receiving one right per Common Share held, with that number of Rights equal to the Rights Ratio (subject to rounding) entitling the holder thereof to subscribe for one Common Share at the Subscription Price;

“Rights Offering” means the offering by the Issuer of Rights to the holders of Common Shares on the Record Date to purchase, in the aggregate, up to approximately $250,000,000 of Common Shares at the Subscription Price, with each holder of Common Shares as of the Record Date receiving one Right per Common Share held, as described in Article 2;

“Rights Ratio” means the quotient obtained from dividing 1.0 by (A/B)/C, where A = $250,000,000; B = the Subscription Price; and C = the number of Common Shares outstanding on the date of the Final Prospectus;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, the Rights and the Common Shares issuable upon the exercise of the Rights (including the Equity Backstop Common Shares);

“Securities Act” means the Securities Act (Alberta), as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions;

“Securities Laws” means the applicable securities Laws of each of the Qualifying Jurisdictions, including the respective regulations thereunder and the published policy statements, instruments, blanket orders and decisions of the Securities Commissions or similar regulatory authorities in each of the Qualifying Jurisdictions, the rules and policies of the TSXV and the U.S. Securities Act;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shareholder Rights Plan” means the amended and restated shareholder rights plan of the Issuer dated as of June 6, 2013 between the Issuer and Computershare Trust Company of Canada;

“Special Meeting” means the special meeting of the holders of Common Shares to be held to consider the Private Placement Resolution and any related matters, and any adjournment(s) thereof;

“State Filings” has the meaning set forth in Section 3.3.

“Subscription Price” means the price at which each Common Share is issuable upon the exercise of Rights pursuant to the Rights Offering which shall be the lesser of (a) $0.65 and (b) the market price of the Common Shares determined in accordance with NI 45-101 as of the last trading day immediately prior to filing the Final Prospectus;

“Subsidiary” means any entity with respect to which a Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect at least a majority of the directors, or similar managing body, or in which such Person owns directly or indirectly 50% or more of the fair market value of the equity of such entity;

“Superior Proposal” means any unsolicited, bona fide written proposal or offer received by the Issuer from any Person or group of Persons acting jointly or in concert (other than the Purchaser) after the date hereof not obtained in breach of Section 10.1 relating to:

(a)	any direct or indirect sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition, farm-out, alliance or joint venture (including any other agreement or arrangement having the same economic effect as a sale of assets), in a single transaction or a series of related transactions, of assets representing 50% or more of the consolidated assets of the Issuer and its Subsidiaries (measured by the fair market value thereof as of the date of such proposal, offer or inquiry) or of 50% or more of the voting, equity or other securities of the Issuer’s Subsidiaries (or rights or interests therein or thereto); or

(b)	any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance, merger, amalgamation, arrangement, share exchange or similar transaction involving or relating to the Issuer and/or its Subsidiaries that, if consummated, would result in a Person or group of Persons beneficially owning 100% of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Issuer and/or its Subsidiaries, that the Board determines in good faith, after consultation with its financial and outside legal advisors, (i) is capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person or group of Persons making such proposal, (ii) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable, from a financial point of view, to the holders of the Common Shares than the transactions contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement or the other agreements contemplated to be entered into by the Parties hereunder proposed by the Purchaser in response to such proposal pursuant to Section 10.6), (iii) is not, within the terms of the Proposed Agreement, subject to any due diligence condition, (iv) in respect of which any required financing to complete such proposal is then committed or has been confirmed in writing from the source of such financing to be available subject only to customary conditions, and (v) failure to recommend such proposal to the holders of the Common Shares would result in a breach by the Board of its fiduciary duties.

“Termination Date” means the earlier of: (i) the Outside Date; and (ii) the effective date upon which this Agreement is terminated pursuant to Article 11;

“Termination Fee” means $4,000,000;

“Termination Fee Event” means:

(a)	the termination of this Agreement pursuant to Section 11.2(c); or

(b)	except where the Termination Fee has previously been paid, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed prior to the termination of this Agreement and (i) such Acquisition Proposal is consummated within six months from the exercise by the Purchaser or the Issuer of their respective termination rights under Sections 11.1, 11.3(a), 11.3(b) or 11.3(f), or (ii) a definitive agreement with respect to such Acquisition Proposal is entered into or the Board recommends such Acquisition Proposal within such six month period, which in either case is consummated;

“Threatened” means a claim, proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future;

“TSXV” means the TSX Venture Exchange;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Voting Agreement” means the voting agreement to be entered into and dated as of the Closing Date between the Issuer and the Purchaser with respect to the voting of the Preferred Shares in the form attached hereto as Schedule “C”.

1.2 Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3 Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.4 Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5 Statutes. Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2

RIGHTS OFFERING

2.1 Conduct of Rights Offering. Subject to and in accordance with the terms hereof, the Issuer agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus and the Registration Statement, the Rights and the Common Shares issuable upon exercise thereof, to Persons that are the holders of record of Common Shares on the Record Date: (a) with an address in a Qualifying Jurisdiction; or (b) with an address in any other jurisdiction, provided that the Issuer has satisfied itself that such holder is entitled to receive the Securities under the Rights Offering in accordance with the Laws of such jurisdiction without obliging the Issuer to register the Securities or file a prospectus or other similar disclosure document, other than the Registration Statement, or to make any other filings, other than the State Filings, or become subject to any reporting or disclosure obligations that the Issuer is not otherwise already obligated to make. For greater certainty, the Issuer acknowledges and agrees that, based on the representations and warranties made by the Purchaser in Section 7.1 hereof and subject to compliance by the Purchaser with the restrictions set forth in Section 3.1, the Purchaser is entitled to subscribe for Securities under the Basic Subscription Right, the Additional Subscription Privilege, as well as for the Equity Backstop Common Shares under applicable Securities Laws.

2.2 Additional Subscription Privilege. Each holder of Rights who has exercised in full the Basic Subscription Right attaching to its Rights by the Expiry Time, and only such holders, shall have the right to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available) as a result of Rights that are not exercised under the Basic Subscription Right at the Expiry Time, subject to pro ration, all as provided for in NI 45-101 and described in the Prospectus (the “Additional Subscription Privilege”).

2.3 Managing Dealer. The Purchaser agrees that the Issuer may engage one or more manager dealers, soliciting dealers or information agents, at the Issuer’s sole expense, in connection with the Rights Offering.

ARTICLE 3

BASIC SUBSCRIPTION AND EQUITY BACKSTOP

3.1 Basic Subscription. Provided that the Issuer has complied with the provisions of this Agreement required to be complied with on or prior to the Expiry Time, the Purchaser will exercise its Basic Subscription Right and the Additional Subscription Privilege, if applicable, under the Rights Offering and acquire Common Shares (the “Equity Backstop Common Shares”) to the maximum extent possible provided that such exercise of the Purchaser’s Basic Subscription Right and the Purchaser’s Additional Subscription Privilege will only be exercised to permit the Purchaser to maintain its current level of ownership of the Issuer’s Common Shares and shall not result in the Purchaser beneficially owning more than 19.9% of the issued and outstanding Common Shares following such purchase.

3.2 Equity Backstop. Subject to and in accordance with the terms hereof, the Purchaser hereby agrees to purchase from the Issuer and the Issuer hereby agrees to sell to the Purchaser:

(a)	that number of Preferred Shares, via the Private Placement, at the Purchase Price on the Closing Date (the “Equity Backstop Preferred Shares”, and together with the Equity Backstop Common Shares, the “Equity Backstop Shares”) such that, after giving effect to:

(i)	the purchase of Common Shares subscribed for and taken up by holders of Rights pursuant to the Basic Subscription Right and the Additional Subscription Privilege (including any Equity Backstop Common Shares subscribed for and taken up by the Purchaser pursuant to its Basic Subscription Right and Additional Subscription Privilege, as applicable); and

(ii)	the purchase of the Equity Backstop Preferred Shares, if any, by the Purchaser,

the Issuer will have received an aggregate amount in respect of the issuance of such equity securities that is not less than $200,000,000 (the “Equity Backstop Amount”).

(b)	For greater certainty, the Purchaser will not be engaged in the capacity of an underwriter in respect of the Rights Offering or any Prospectus or registration statement thereunder.

3.3 Timing of Rights Offering.

(a)	Subject to and in accordance with the terms hereof, the Issuer agrees that it will file with the Securities Commissions: (i) the Preliminary Prospectus, together with the other requisite filings and documentation, no later than September 8, 2014; and (ii) the Final Prospectus (English and French language, as appropriate) on or before the day which is two Business Days following the date on which the Private Placement Resolution has been approved by the Issuer’s shareholders and all necessary approvals and consents are received from the Securities Commissions and the TSXV that are necessary or advisable, in the opinion of the Issuer and the Purchaser, each acting reasonably, to proceed with the filing of the Final Prospectus and completion of the Rights Offering and Private Placement. The Issuer will use commercially reasonable efforts to obtain a receipt (or analogous decision document) as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus with the Securities Commissions.

(b)	The Issuer shall also file (i) the Registration Statement with the SEC no later than the date on which the Final Prospectus is mailed to Persons who are holders of Common Shares as of the Record Date; and (ii) any filings required by applicable state securities commissions in the United States, other than any filings (x) where the applicable state securities commission would conduct a substantive review of the Preliminary Prospectus, the Final Prospectus or the Registration Statement, or (y) which would result, in the reasonable judgment of the Issuer, in undue expense or delay to the closing of the Rights Offering (collectively, the “State Filings”).

3.4 Timing of Private Placement. Subject to and in accordance with the terms hereof, the Issuer agrees that it will complete the Private Placement and issue the requisite Equity Backstop Preferred Shares to the Purchaser on the Closing Date. Prior to the completion of the Private Placement, the Issuer will file all requisite notices thereof with the TSXV and obtain TSXV approval for the Private Placement.

3.5 Payment for Equity Backstop Preferred Shares. Subject to and in accordance with the terms hereof, on the Closing Date, the Purchaser shall pay, in immediately available funds by wire transfer to an account designated by the Issuer the aggregate Purchase Price that is payable for the Equity Backstop Preferred Shares and the Issuer will issue the Equity Backstop Preferred Shares to the Purchaser.

3.6 Escrow of Equity Backstop Amount. The Purchaser shall deposit the Escrow Amount with the selected escrow agent on the latest of: (a) August 29, 2014; (b) ten Business Days from the date of execution of the Lock-Up Agreements; and (c) ten Business Days from the date on which the escrow agreement is executed and all due diligence, including “know-your-customer” diligence, has been completed by the escrow agent. The Purchaser covenants to provide the information necessary for the escrow agent to complete such due diligence as soon as practicable.

3.7 Due Diligence. Prior to the filing of the Final Prospectus and up until the Closing Time, the Issuer shall allow the Purchaser and its legal advisors to conduct all due diligence investigations which the Purchaser reasonably requires for the purpose of determining if a Material Adverse Change has arisen as from the date of, and from the information disclosed in, the Final Prospectus.

ARTICLE 4

COVENANTS OF THE ISSUER

4.1 Subject to and in accordance with the terms hereof, the Issuer undertakes and agrees with and in favour of the Purchaser that:

(a)	Preliminary Prospectus. As provided in Section 3.3, the Issuer will file with the Securities Commissions the Preliminary Prospectus relating to the proposed distribution of the Securities.

(b)	Final Prospectus and Qualification. As provided in Section 3.3, the Issuer will file with the Securities Commissions the Final Prospectus relating to the proposed distribution of the Securities, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Qualifying Jurisdictions in which the Final Prospectus has been filed.

(c)	Supplementary Material. If required by Securities Laws, the Issuer shall prepare and file within the time limits prescribed by Securities Laws any Prospectus Amendment or any amending or supplemental documentation or any similar document required to be filed by it under Securities Laws. The Issuer shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under Securities Laws as a result of any material change.

(d)	Registration Statement. As provided in Section 3.3, the Issuer will file the Registration Statement with the SEC and the State Filings with the applicable state securities commissions in the United States and, subject to the limitations set forth in Section 3.3, the Issuer will file any amending or supplemental documentation as may be required under applicable U.S. state and federal securities Laws.

(e)	Consents and Approvals. The Issuer will use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for: (i) the creation, offering and issuance of the Securities in all Qualifying Jurisdictions as contemplated herein and in the Prospectus; (ii) the creation and issuance of the Preferred Shares; and (iii) the entering into and performance by it of this Agreement and the transactions contemplated herein (including, for greater certainty, the issuance of the Rights, the Common Shares issuable upon the exercise of the Rights and the Equity Backstop Preferred Shares).

(f)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement, the Issuer will promptly notify the Purchaser in writing of any notice, written demand, request, inquiry or other correspondence (in each case, both formal or informal) by any Securities Commission, the TSXV, the SEC or other Governmental Entity: (A) that concerns any matter relating to the affairs, securities, directors or officers of the Issuer that may affect the Rights Offering or the Private Placement or any other transaction contemplated herein; or (B) that relates to the issuance, or threatened or contemplated issuance, by any such Person of any order suspending or preventing the use of the Prospectus, any stop order relating to the Registration Statement, or any cease trading or similar order or ruling relating to any securities of the Issuer. Any notice delivered to the Purchaser pursuant to this Section shall contain reasonable details of the notice, demand, request, inquiry, correspondence, order or ruling in question. The Issuer shall use all commercially reasonable efforts to prevent the issuance of any orders contemplated in this Section 4.1(f) and, if issued, to obtain their prompt withdrawal.

(g)	TSXV Listing. The Issuer shall take all action as may be required and appropriate so that the Rights, the Common Shares issuable upon exercise of the Rights, the Equity Backstop Common Shares and the Common Shares issuable from time to time upon conversion of the Equity Backstop Preferred Shares are approved for listing and posting for trading on the TSXV as of the Closing Date, subject to receipt of customary final documentation.

(h)	Securities Laws. The Issuer shall take all action as may be necessary and appropriate so that the Rights Offering, the Private Placement, the issuance and sale of the Equity Backstop Shares and the other transactions contemplated in this Agreement will be effected in accordance with Securities Laws. The Issuer shall consult with the Purchaser and its advisors and representatives upon the Purchaser’s reasonable request regarding the manner in which the Rights Offering, the Private Placement, the issuance and sale of the Equity Backstop Shares, and the other transactions contemplated herein will comply with Securities Laws, and the Issuer shall provide to the Purchaser and its advisors copies of any documents that are to be submitted by it to any Securities Commission, the TSXV, the SEC or other regulatory authority for such purpose (including, for greater certainty, the Prospectus, the Registration Statement and any agreement or instrument required to be filed) prior to being so submitted and the Issuer shall give the Purchaser and its advisors reasonable time and opportunity to comment on same and Issuer shall give due consideration to such comments, and the Issuer shall not file the Preliminary Prospectus, the Final Prospectus or any Prospectus Amendment or the Registration Statement without first obtaining approval from the Purchaser in respect of the form and content thereof, which approval will not be unreasonably withheld or delayed, provided that the Purchaser’s approval may be requested and obtained in respect of a draft in substantially final form without requiring further approval from Purchaser for immaterial changes made after the date of such draft.

(i)	Obtaining of Report. The Issuer will cause Computershare Trust Company of Canada, as subscription agent, to deliver to the Purchaser, promptly upon request during the pendency of the Rights Offering and, in any event, as soon as is practicable following the Expiry Time, details concerning the total number of Common Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including those Common Shares subscribed and paid for pursuant to the Additional Subscription Privilege.

(j)	No Issuance of Securities. Other than as contemplated by this Agreement, during the period from the date hereof until the Closing Date, the Issuer will not issue any Common Shares or securities convertible or exchangeable or exercisable into Common Shares other than pursuant to the exercise of any options and other securities outstanding under the Issuer’s equity incentive plans or the exercise of any other convertible, exchangeable securities of the Issuer outstanding as of the date hereof.

(k)	Mailing of Materials. The Issuer will effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of the Common Shares as of the Record Date in the Qualifying Jurisdictions and the United States as soon as practicable following the Record Date and to the beneficial holders of Common Shares as of the Record Date in the Qualifying Jurisdictions and the United States in the manner contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer as soon as practicable following the Record Date.

(l)	Application of Proceeds. The net proceeds (net of all legal, accounting and other fees and expenses related to the Rights Offering) received by the Issuer in connection with the Rights Offering and the sale and issuance by the Issuer of the Equity Backstop Preferred Shares to the Purchaser shall be used by the Issuer in the manner and for the purposes as disclosed in the Prospectus.

(m)	Shareholder Rights Plan. Issuer shall not assert any rights or take any action under the Shareholder Rights Plan which would or could reasonably be expected to have an adverse effect on the Purchaser or impair its ability to complete or increase its obligations under this Agreement; provided that the Issuer is permitted to assert such rights or take any such action to the extent required by the terms of the Shareholder Rights Plan due to (i) an act or omission of a Person other than the Purchaser, the Issuer, or any of their respective Affiliates or (ii) any action taken by the Purchaser in breach of the terms of this Agreement.

(n)	Changes to Terms. Other than as may be required to comply with applicable Securities Laws, the Issuer shall not amend the terms of the Rights Offering, including for greater certainty any change to the Subscription Price, without the prior written consent of the Purchaser.

(o)	Lock-Up Agreements. The Issuer shall ensure all directors and officers execute and deliver lock-up and voting agreements (the “Lock-Up Agreements”) in a form acceptable to the Purchaser, acting reasonably.

4.2 As soon as practicable following the execution of this Agreement and in compliance with applicable Laws, including Securities Laws:

(a)	the Issuer shall establish a record date (both for notice of, and voting at the Special Meeting), duly call, give notice of, convene and conduct the Special Meeting for the purpose of considering the Private Placement Resolution (and the Issuer will use its reasonable commercial efforts to conduct the Special Meeting on or before October 10, 2014);

(b)	the Issuer shall prepare an information circular and form of proxy in connection with the Special Meeting (the “Special Meeting Information Circular”) in consultation with the Purchaser, and the Special Meeting Information Circular shall, in form and content, comply in all material respects with all applicable Laws, including Securities Laws;

(c)	prior to printing of the Special Meeting Information Circular and during the course of its preparation, the Issuer shall provide the Purchaser and its legal advisors with a reasonable opportunity to review and comment on the Special Meeting Information Circular and shall give reasonable consideration to comments made by the Purchaser and its legal advisors, provided that the inclusion of any information furnished by the Purchaser in writing specifically for the purpose of inclusion in the Special Meeting Information Circular (the “Purchaser Information”) shall be in form and content satisfactory to the Purchaser, acting reasonably;

(d)	the Issuer shall ensure that the Special Meeting Information Circular (other than with respect to the Purchaser Information) does not contain any Misrepresentations and provides the holders of Common Shares with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Special Meeting;

(e)	the Issuer shall cause the Special Meeting Information Circular to be mailed to the holders of Common Shares and filed with all applicable regulatory and other Governmental Entities, including the Securities Commissions, in all jurisdictions where the same is required to be mailed and filed (and the Issuer will use its reasonable commercial efforts to do so on or before September 10, 2014);

(f)	the Issuer shall give notice to the Purchaser of the Special Meeting and allow representatives of the Purchaser to attend at the Special Meeting;

(g)	the Issuer shall promptly notify the Purchaser if it becomes aware that the Special Meeting Information Circular (other than with respect to the Purchaser Information) contains a Misrepresentation, or otherwise requires an amendment or supplement and shall provide the Purchaser and its legal advisors with a reasonable opportunity to review and comment on any such amendment or supplement as required or appropriate, and the Issuer shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the holders of Common Shares;

(h)	the Issuer shall ensure that the Special Meeting Information Circular includes the unanimous recommendation of the Board (other than any directors who have recused themselves from the process of considering the transactions contemplated by this Agreement due to an actual or potential conflict of interest) that the holders of the Common Shares vote in favour of the Private Placement Resolution at the Special Meeting;

(i)	the Issuer shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Special Meeting without the Purchaser’s prior written consent, not to be unreasonably withheld, except as required for quorum purposes which necessitates the postponement of the Special Meeting (in which case the Special Meeting shall be adjourned or postponed, as the case may be, to a date mutually agreed upon by the Parties and not cancelled);

(j)	the Issuer shall use its reasonable commercial efforts to solicit proxies in favour of the approval of the Private Placement Resolution, including, if so requested by the Purchaser, acting reasonably, and at the Issuer’s expense, using proxy solicitation services to solicit proxies in favour of the approval of the Private Placement Resolution;

(k)	the Issuer shall advise the Purchaser, or instruct its agent(s) to advise Purchaser, as the case may be, as the Purchaser may reasonably request, and at least on a daily basis on each of the last seven Business Days prior to the date of the Special Meeting, as to the aggregate tally of the proxies received by the Issuer in respect of the matters to be voted upon at the Special Meeting and the manner in which such proxies have been voted;

(l)	the Issuer shall conduct the Special Meeting in accordance with the articles and by-laws of the Issuer; and

(m)	except for proxies and other non-substantive communications with the holders of the Common Shares, the Issuer shall furnish promptly to the Purchaser or the Purchaser’s legal advisors, a copy of each notice, report, schedule or other document delivered, filed or received by the Issuer from the holders of the Common Shares or regulatory agencies in connection with:

(i)	the transactions contemplated by this Agreement;

(ii)	the Special Meeting;

(iii)	any filings under applicable Laws (including Securities Laws) that are proposed to be made in connection with the transactions contemplated by this Agreement; and

(iv)	any dealings with Governmental Entities in connection with the transactions contemplated by this Agreement.

ARTICLE 5

CHANGES

5.1 Material Change during Distribution. During the period from the date of this Agreement to the Closing Date, the Issuer shall promptly notify the Purchaser in writing of the full particulars of:

(a)	any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Issuer and its Subsidiaries taken as a whole;

(b)	any fact, event or circumstance which has arisen or been discovered and would have been required to have been stated in the Prospectus or the Registration Statement had the fact, event or circumstance arisen or been discovered on, or prior to, the date of the Prospectus or the Registration Statement, as applicable; and

(c)	any change in any matter (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus or the Registration Statement, including all documents incorporated by reference, that would have been required to be stated or disclosed in the Prospectus or the Registration Statement, as applicable, had it arisen or been discovered on, or prior to, the date of the Prospectus or the Registration Statement, as applicable, that is, or may be, of such a nature as to render any statement in the Prospectus or the Registration Statement, as applicable, misleading or untrue or that would result in the Prospectus or the Registration Statement, as applicable, not containing full, true and plain disclosure of all material facts relating to the Issuer, its Subsidiaries and the Securities or a Misrepresentation in the Prospectus or the Registration Statement or which would result in the Prospectus or the Registration Statement, as applicable, not complying (to the extent that such compliance is required) with Securities Laws.

The Issuer shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Purchaser, with all applicable filings and other requirements under Securities Laws as a result of any of the foregoing. However, the Issuer shall not file any Prospectus Amendment, any amendment to the Registration Statement, or any other document without first obtaining approval from the Purchaser, after consultation with the Purchaser with respect to the form and content thereof. The Issuer shall in good faith discuss with the Purchaser any fact, event or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether written notice to the Purchaser need be given under this paragraph.

5.2 Change in Securities Laws. If during the period of distribution to the public of the Securities, there shall be any change in Securities Laws which, in the reasonable opinion of either the Issuer or the Purchaser, requires the filing of a Prospectus Amendment and/or amendment to the Registration Statement, the Issuer shall, to the satisfaction of the Purchaser, acting reasonably, promptly prepare and file such Prospectus Amendment and/or amendment to the Registration Statement, as applicable, and any other materials required to be filed with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions where such filing is required or with the SEC or any state securities commission, as applicable.

5.3 Change in Closing Date. If a material change or a change in a material fact occurs prior to the Closing Date, then, provided that none of the rights to terminate this Agreement pursuant to Article 11 hereof has otherwise been exercised, the Closing Date shall be, unless the Issuer and the Purchaser otherwise agree in writing, the later of the previously scheduled Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of Securities Laws with respect to such material change or change in a material fact have been complied with in all Qualifying Jurisdictions and in the United States, and any appropriate receipt or documents for such filings and notice of such filings from the Issuer or the Issuer’s counsel have been received by the Purchaser, provided however, that in no event shall the Closing Date be later than the Outside Date.

ARTICLE 6

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE ISSUER

6.1 Representations. The Issuer covenants, represents and warrants, as applicable, to the Purchaser that:

(a)	Each of the Issuer and its Subsidiaries is a corporation duly incorporated and organized and validly subsisting and in good standing under the Laws of its respective jurisdiction of incorporation, has the requisite corporate power and authority to carry on its respective business as currently conducted, own its respective properties and assets, and carry out its obligations under this Agreement and the transactions contemplated herein, and is duly qualified as a corporation to carry on business and is in good standing in each jurisdiction in which the nature of its respective business or assets make such qualification necessary.

(b)	This Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought.

(c)	The execution, delivery and performance by the Issuer of this Agreement and the consummation by the Issuer of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Issuer and does not and will not result in a breach by the Issuer of, does not create a state of facts which, after notice or lapse of time or both, will result in a breach by the Issuer of, and does not and will not violate or conflict with, in any manner which might reasonably be expected to have a material and adverse effect to the business, operations, assets, capital or condition (financial or otherwise) of the Issuer, the Rights Offering, the Private Placement, or the other transactions contemplated herein, any provision of:

(i)	the Organizational Documents of the Issuer or its Subsidiaries,

(ii)	the director or shareholder resolutions of the Issuer or its Subsidiaries,

(iii)	any applicable Law,

(iv)	any Order applicable to the Issuer or its Subsidiaries; or

(v)	any indenture, mortgage, agreement, contract or other instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries or any of their respective assets or property is bound.

(d)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required by or with respect to the Issuer in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Issuer contemplated herein, other than those required by, or filings required to be made with the Securities Commissions, the TSXV, the SEC and applicable state securities commissions in the United States.

(e)	The Issuer has delivered to the Purchaser true and complete copies of the Organizational Documents of the Issuer and its Subsidiaries, which are in full force and effect and have not been amended or repealed as of the date hereof.

(f)	The corporate records and minute books of the Issuer and its Subsidiaries are complete and true and correct in all material respects and such minute books contain copies of minutes of all meetings of the Board and shareholders and of all written resolutions of such Board and shareholders, other than those in connection with this Agreement and the transactions contemplated herein.

(g)	The Issuer has no Subsidiaries other than WesternZagros Resources Inc., Western Oil International Holdings Limited, WesternZagros Limited, WesternZagros (Garmian) Limited and 1734824 Alberta Ltd. The Issuer owns, directly or indirectly, 100% of the outstanding securities of each such Subsidiary.

(h)	No Securities Commission or similar regulatory authority (including the SEC) has issued any Order preventing or suspending trading of any securities of the Issuer, and the Issuer is not in default of any material requirement of applicable Securities Laws.

(i)	At the Closing Date, each of: (i) the Common Shares issued to the Purchaser under the Rights Offering and pursuant to the Equity Backstop, and (ii) the Preferred Shares issued to the Purchaser pursuant to the Private Placement, will be duly issued as fully paid and non-assessable and will be duly and validly authorized and issued by the Issuer.

(j)	At the Closing Date, the distribution of the Common Shares pursuant to the Rights Offering and of the Equity Backstop Preferred Shares will comply with applicable Securities Laws.

(k)	The authorized capital stock of the Issuer consists of an unlimited number of Common Shares, an unlimited number of Class A preferred shares, issuable in series, and an unlimited number of Class B preferred shares. As of the date of this Agreement there are issued and outstanding 476,620,510 Common Shares and no preferred shares. Except for this Agreement, the Investment Agreement, stock options to purchase a total of 24,217,151 Common Shares, Common Shares issuable upon conversion of the Convertible Notes and Common Shares issuable pursuant to the Shareholder Rights Plan there are no subscriptions, options to purchase shares of the Issuer, conversion or exchange rights, warrants, pre-emptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating the Issuer to issue, transfer, deliver to sell, or cause to be issued, transferred, delivered or sold, additional shares or other securities or interest of the Issuer or obligating the Issuer to grant, extend or enter into any such agreement or commitment.

(l)	All issued and outstanding Common Shares of the Issuer have been duly authorized and validly issued, and are fully paid and non-assessable shares in the capital of the Issuer. When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities and the Equity Backstop Shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions created by, through or under the Issuer, except for any restrictions on resale or transfer imposed by applicable Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights, it being acknowledged by the Purchaser that the number of Equity Backstop Common Shares it may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time.

(m)	The Financial Statements (i) fairly present the consolidated financial condition and the results of operations and cash flows of the Issuer and its Subsidiaries as of the respective dates and for the periods referred to in such financial statements, (ii) comply in all material respects with the applicable requirements of Securities Laws, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) as of their respective dates or as subsequently amended or superseded by a filing prior to the date of this Agreement, did not contain a Misrepresentation. The Financial Statements reflect the consistent application of the Issuer’s accounting principles throughout the periods involved. No financial statements of any Person other than the Issuer and its Subsidiaries are required by GAAP to be included in the Financial Statements.

(n)	Other than the Loan Agreement and the Convertible Notes, the Issuer has no material debt or liability of any kind whatsoever (whether accrued, contingent, absolute or otherwise) except for debt or liabilities incurred in the Ordinary Course of Business or as set forth in the Financial Statements.

(o)	Since December 31, 2013, there has not been any Material Adverse Change that has not been publicly disclosed and the Issuer has not filed any confidential material change reports.

(p)	The Issuer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it under Canadian Securities Laws (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “Public Filings”). As of their respective dates, the Public Filings complied in all material respects with the requirements of Canadian Securities Laws, as the case may be, and none of the Public Filings, at the time they were filed, contained any Misrepresentation.

(q)	The Issuer is a “reporting issuer”, or the equivalent, in each of the Qualifying Jurisdictions and is in material compliance with all applicable Securities Laws therein.

(r)	The Issuer is qualified to file a prospectus in the form of a short form prospectus pursuant to the provisions of National Instrument 44-101—Short Form Prospectus Distributions and the Issuer is eligible to use Form F-7 in connection with the Rights Offering.

(s)	At the time of its filing and as of the Closing Date, the Prospectus will comply with the requirements of any applicable Securities Laws in the Qualifying Jurisdictions, and at the time of its filing and as at the Closing Date, the information and statements contained therein will be true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts and will not omit any material facts relating to the Issuer or its Subsidiaries, taken as a whole, and as concerns the Rights Offering, the Private Placement, and the other transactions contemplated herein.

(t)	At the time it becomes effective and as of the Closing Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(u)	The Issuer is in compliance, in all material respects with the rules and policies of the TSXV, including the applicable listing requirements of the TSXV, and the Common Shares are currently listed and posted for trading on the TSXV.

(v)	Neither the Issuer nor any of its Subsidiaries has received any notice of or is in default or violation of any Order of any Governmental Entity or any applicable Laws which would reasonably be expected to have a Material Adverse Effect on the Issuer or to have a material and adverse effect on the PSCs.

(w)	Other than as disclosed to the Purchaser, there are no outstanding judgments or Orders against the Issuer or its Subsidiaries or to which the Issuer or its Subsidiaries are subject or by which their assets are bound and, other than proceedings described in all material respects in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof, there are no claims, proceedings, actions or lawsuits in existence, or to the Issuer’s knowledge, Threatened or asserted against the Issuer or its Subsidiaries or with respect to any of the assets of the Issuer or its Subsidiaries or the interests of the Issuer or its Subsidiaries therein which would reasonably be expected to have a Material Adverse Effect on the Issuer or to have a material and adverse effect on the PSCs, the Rights Offering or the other transactions contemplated herein.

(x)	Neither the Issuer nor any of its Subsidiaries is a party to or bound by any agreement or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise), or indebtedness of any Person except as entered into in the Ordinary Course of Business, contained in the Garmian PSC and Kurdamir PSC, indemnification of directors and officers in accordance with the by-laws of the Issuer and applicable laws, and indemnification obligations in favour of investment dealers in connection with securities offerings or other financial advisory services.

(y)	Neither the Issuer nor any of its Affiliates nor, to the knowledge of the Issuer after due enquiry, any officer, director, employee, advisor or agent of the Issuer or any Affiliate of the Issuer has made any payment, directly or indirectly, on behalf of or to the benefit of the Issuer or any Affiliate of the Issuer, in violation of any applicable laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada), and the Issuer has instituted and maintains policies and procedures designed to ensure continued compliance with such laws. Neither the Issuer nor any Affiliate of the Issuer nor, to the knowledge of the Issuer after due enquiry, any officer, director, employee, advisor or agent of the Issuer or any Affiliate of the Issuer has accepted or received any unlawful contribution, payments, gifts or expenditures.

(z)	The operations of the Issuer and each of its Subsidiaries have been conducted at all times in compliance with (i) applicable anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity and (ii) any economic or trade sanctions authorized, administered or enforced by any Governmental Entity.

(aa)	There are no contracts which are material to the business and affairs of the Issuer or its Subsidiaries other than as disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof or which have been entered into in the Ordinary Course of Business, and, other than disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof, all such contracts are in full force and effect. All such contracts are valid, binding and subsisting and have not been amended or modified and the terms thereof have not been waived, amended or modified except as disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as the date hereof or except in the Ordinary Course of Business. To the knowledge of the Issuer, neither it nor any of its Subsidiaries is, nor is alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect of any such contract and, to the knowledge of the Issuer, no other party to any such contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

(bb)	There have been no material related party transactions between the Issuer or any of its Subsidiaries and any of their respective Affiliates, shareholders, directors, officers, or employees other than as disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof.

(cc)

Although it does not warrant title, the Issuer does not have reason to believe that there are any defects, failures or impairments, or that it does not have good and marketable title, through its Subsidiaries, to its petroleum and natural gas interests in and to be derived from the PSCs, including the right to explore, drill for, develop, produce and sell crude oil, natural gas and related hydrocarbons from the PSC Lands in accordance with the terms of the PSCs (for the purposes of this clause, the foregoing are referred to as the “Interests”) and represents and warrants that, the Interests are free and clear of all liens, charges, pledges, hypothecs, mortgages, security interests or any other encumbrances except as disclosed in the Public Documents which have been publicly filed by the Issuer on SEDAR as of the date hereof or those arising in the Ordinary Course, and no Person has any contract or any right or privilege capable of becoming a right to purchase any assets or property from the Issuer or any of its Subsidiaries that would be material to the Issuer and its Subsidiaries.

(dd)	Each of the Issuer and its Subsidiaries has conducted and is conducting its activities or business in compliance in all material respects with all applicable Laws, including without limitation those of the country, province, territory, region, state and municipality in which each of the Issuer and its Subsidiaries carries on business or conducts its activities but excluding any existing Iraq federal legislation to the extent applicable to the business of the Issuer and/or its Subsidiaries and in conflict with the laws and regulations of the Kurdistan Regional Government, and neither the Issuer nor any of its Subsidiaries has received notice of any alleged violation of any such laws, rules and regulations.

(ee)	Each of the Issuer and its Subsidiaries has filed, or caused to be filed, in a timely manner all required tax and similar information returns that it is required to file pursuant to applicable Laws and has paid, or caused to be paid, in a timely manner, or made provision for payment (in accordance with GAAP) of, all taxes which are due and payable, and has provided adequate reserves (in accordance with GAAP) for the payment of any tax, the payment of which is being contested, except to the extent that any failure to make any such filing, payment, provision or reserves would not reasonably be expected to result in a Material Adverse Change.

(ff)	The Issuer has not conducted any “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the U.S. Securities Act) in connection with the offer and sale of the Common Shares or the Equity Backstop Preferred Shares in the United States, including, without limitation, advertisements, articles, notices or other communications published on the internet or in any newspaper, magazine or similar media, or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising. The Issuer has not engaged in any “directed selling efforts” (as such term is defined in Regulation S under the U.S. Securities Act (“Regulation S”)) in respect of the Rights, the Common Shares or the Equity Backstop Preferred Shares.

(gg)	The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(hh)	The aggregate fair market value of the U.S. assets of the Issuer and its Subsidiaries and the aggregate sales in or into the U.S. of the Issuer and its Subsidiaries in each case is less than the prescribed amount determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ii)	The Common Shares and the Preferred Shares satisfy the criteria set forth in Rule 144A(d)(3) under the U.S. Securities Act.

(jj)	So long as (i) any of the Common Shares or Equity Backstop Preferred Shares (and any Common Shares issued upon the conversion thereof) held by the Purchaser shall, at any time, constitute “restricted securities” within the meaning of Rule 144(a)(3) and (ii) the Issuer is not at such time subject to Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), or exempt from reporting under the U.S. Exchange Act pursuant to Rule 12g3-2(b) thereof, the Issuer shall, upon written request, provide to any holder, beneficial owner or prospective purchaser of such securities, the information required to be delivered pursuant to Rule 144A(d)(4) to facilitate the resale of such securities pursuant to Rule 144A under the U.S. Securities Act.

(kk)	For each taxable year, if any, that the Issuer determines that it qualifies as a “passive foreign investment company” (a “PFIC”), as defined in Section 1297(a) of the Internal Revenue Code of 1986, as amended (the “Code”), in the case of the Purchaser making an effective “qualified electing fund” election, as defined in Section 1295 of the Code with respect to the Issuer, the Issuer will provide to the Purchaser, upon request, a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295-1(g) (or any successor Treasury Regulation), including all representations and statements.

(ll)	The aggregate value of the assets of the Issuer and its Subsidiaries in Canada is less than CDN$175,000,000 and the gross revenues from sales in or from Canada of the Issuer and its Subsidiaries generated from such assets in each case is nil.

ARTICLE 7

COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1	Representations. The Purchaser represents and warrants to the Issuer that:

(a)	The Purchaser is a limited liability company duly organized and validly subsisting under the laws of the State of Delaware.

(b)	This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought.

(c)	The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Purchaser and does not and will not result in a breach by the Purchaser of, does not create a state of facts which, after notice or lapse of time or both, will result in a breach by the Purchaser of, and does not and will not violate or conflict with, in any manner which might reasonably be expected to have a material adverse effect on the Purchaser, the Rights Offering, the Private Placement, or the other transactions contemplated herein, any provision of:

(i)	the Organizational Documents of the Purchaser,

(ii)	the director or shareholder resolutions of the Purchaser,

(iii)	any applicable Law, or

(iv)	any Order applicable to the Purchaser.

(d)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Purchaser contemplated hereby, other than those required by the Securities Commissions and the TSXV.

(e)	The Purchaser will have, on the Closing Date (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time) the financial ability and sufficient funds to make and complete the payment for all of the Equity Backstop Preferred Shares that it has committed to purchase pursuant to the Equity Backstop and the availability of such funds will not be subject to the consent, approval or authorization of any Person(s) other than those which will have been obtained by the Purchaser on or prior to the Closing Date.

(f)	To the best of the Purchaser’s knowledge, the funds representing the aggregate Subscription Price for the Common Shares purchased by the Purchaser under the Rights Offering and the aggregate Purchase Price for the Equity Backstop Preferred Shares which will be paid to the Issuer hereunder: (a) do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and (b) have not been and will not be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction. The Purchaser acknowledges and agrees that the Issuer may be required by law to provide disclosure pursuant to the PCMLTFA. The funds representing payment of the amounts to be advanced by the Purchaser hereunder will not represent proceeds of crime for the purposes of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”), and the Purchaser acknowledges that the Issuer may in the future be required by law to disclose the Purchaser’s name and other information relating to this Agreement and the Purchaser’s purchase hereunder, on a confidential basis, pursuant to the PATRIOT Act. No portion of the funds representing payment of the amounts to be advanced by the Purchaser hereunder (i) has been or will be, to the Purchaser’s knowledge, derived from or related to any activity that is deemed criminal under the laws of the United States of America, or any other jurisdiction; or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Purchaser, and it shall promptly notify the Issuer if the Purchaser discovers that any of such representations ceases to be true and provide the Issuer with appropriate information in connection therewith.

(g)	The Purchaser will be acquiring Rights, Common Shares issuable upon the exercise of the Rights and the Equity Backstop Preferred Shares as principal for its own account and not with a view to distributing, reselling or otherwise disposing of such securities or any part thereof in violation of Securities Laws.

(h)	The Purchaser understands that any Common Shares it purchases under the Rights Offering and any Preferred Shares it purchases pursuant to the Equity Backstop are “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act and have not been and will not be registered under the U.S. Securities Act, or the securities laws of any state of the United States and that the sale contemplated hereby will be made in reliance on an exemption from such registration requirements.

(i)	The Purchaser understands that any Preferred Shares it purchases pursuant to the Equity Backstop are being offered and sold to it in reliance on specific exemptions from the prospectus requirements under the securities laws of the Province of Alberta and that the Issuer is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreement, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Equity Backstop Preferred Shares.

(j)	The Purchaser understands and acknowledges that if in the future it decides to offer, resell, pledge or otherwise transfer any of the Equity Backstop Preferred Shares or any of the Common Shares it purchases under the Rights Offering, such Equity Backstop Preferred Shares or Common Shares may be offered, sold, pledged or otherwise transferred only (a) to the Issuer; (b) outside the United States in accordance with Rule 903 or 904 of Regulation S; (c) in the United States in accordance with Rule 144 or Rule 144A under the U.S. Securities Act, if available, and in compliance with any applicable state securities laws; or (d) in another transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws of the United States.

(k)	The Purchaser understands that the Preferred Shares will be subject to certain resale restrictions under Securities Laws of each of the Qualifying Jurisdictions and the published policies of the TSXV.

(l)	The Purchaser certifies that it is not resident in any province or territory of Canada and it acknowledges that:

(i)	there is no government or other insurance covering the Equity Backstop Preferred Shares;

(ii)	there are risks associated with the purchase of the Equity Backstop Preferred Shares;

(iii)	there are restrictions on the Purchaser’s ability to resell the Equity Backstop Preferred Shares and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Equity Backstop Preferred Shares; and

(iv)	the Issuer has advised the Purchaser that the Issuer is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell securities through a person or company registered to sell securities under Securities Laws and, as a consequence of acquiring the Equity Backstop Preferred Shares pursuant to this exemption, certain protections, rights and remedies provided by Securities Laws, including statutory rights of rescission or damages, will not be available to the Purchaser;

(m)	The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the U.S. Securities Act that meets the requirements set forth in Rule 501(a)(8) of Regulation D under the U.S. Securities Act.

(n)	The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Shares and the Preferred Shares and it is able to bear the economic risk of loss of its entire investment.

(o)	The Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Securities and the Equity Backstop Preferred Shares which have been requested by the Purchaser. The Purchaser and its advisors have been afforded the opportunity to ask questions of the Issuer. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Issuer’s representations and warranties contained herein. The Purchaser understands that its investment in the Common Shares pursuant to the Rights Offering and the Equity Backstop Preferred Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares pursuant to the Rights Offering and the Equity Backstop Preferred Shares.

(p)	The Purchaser acknowledges that none of the Rights, Common Shares issuable upon the exercise of the Rights or the Equity Backstop Preferred Shares have been approved or disapproved by the SEC or by any state securities commission or regulatory authority. The Purchaser acknowledges that the Equity Backstop Preferred Shares have not been approved or disapproved by any Canadian securities regulatory authority.

(q)	The Purchaser acknowledges that it is not purchasing the Common Shares or Equity Backstop Preferred Shares as a result of any “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the U.S. Securities Act), including, without limitation, advertisements, articles, notices or other communications published on the internet or in any newspaper, magazine or similar media, or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(r)	The Purchaser understands that the Equity Backstop Preferred Shares are being offered for sale to the Purchaser on a “private placement” basis and that the offer and sale of the Equity Backstop Preferred Shares and delivery of certificates representing the Equity Backstop Preferred Shares are conditional upon such offer and sale being exempt from the requirements as to the filing of a prospectus or registration statement or upon the issuance of such orders, consents or approvals as may be required to permit such offer and sale without the requirement of filing a prospectus or delivering an offering memorandum or other disclosure document and, as a consequence: (i) certain protections, rights and remedies provided by the Securities Act (Alberta), including statutory rights of rescission and damages, will not be available to the Purchaser; (ii) the Purchaser may not receive information that would otherwise be required to be provided to it under Securities Laws; (iii) the Issuer is relieved from certain obligations that would otherwise apply under Securities Laws; and (iv) the Equity Backstop Preferred Shares will be subject to resale restrictions and the certificates representing the Preferred Shares will bear a legend to the extent required by Securities Laws of the Qualifying Jurisdictions indicating that the resale of the Preferred Shares is restricted.

(s)	The Purchaser understands and acknowledges that certificates representing the Common Shares and the Equity Backstop Preferred Shares purchased by it, and all certificates issued in exchange for or in substitution of such certificates, will bear the following legend upon the original issuance of the Common Shares and the Equity Backstop Preferred Shares and until the legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF WESTERNZAGROS RESOURCES LTD. (THE “CORPORATION”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL LAWS AND REGULATIONS, (C) INSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 144 OR 144A UNDER THE SECURITIES ACT, IF AVAILABLE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES.”

provided, that if such Common Shares or Equity Backstop Preferred Shares (or any Common Shares issued upon the conversion thereof) are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S at a time when the Issuer is a “foreign issuer” as defined in Rule 902(e) of Regulation S at the time of sale, the legend set forth above may be removed by providing an executed declaration to the Issuer and the Issuer’s registrar and transfer agent, in substantially the form set forth as Schedule “B” attached hereto (or in such other forms as the Issuer may reasonably prescribe from time to time)

and, if requested by the Issuer or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Issuer and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any such Common Shares or Equity Backstop Preferred Shares (or any Common Shares issued upon the conversion thereof) are being sold pursuant to Rule 144 under the U.S. Securities Act, if available, and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Issuer and its registrar and transfer agent of an opinion of counsel of recognized standing reasonably satisfactory to the Issuer and its registrar and transfer agent to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act.

(t)	In addition to the legend prescribed by Section 7.1(s), the Purchaser understands and acknowledges that certificates representing the Equity Backstop Preferred Shares purchased by it, and all certificates issued in exchange for or in substitution of such certificates, will bear the following legend:

“Unless permitted under securities legislation, the holder of this security must not trade the security before [insert the date that is 4 months and a day after the distribution date]”;

(u)	The Purchaser acknowledges that the Issuer may be required, in order to comply with Securities Laws, to disclose to applicable Canadian securities regulatory authorities, the TSXV or other regulatory authorities, the name and address of the Purchaser, the number of Equity Backstop Preferred Shares purchased and the Purchase Price, and, if required by Securities Laws of the Qualifying Jurisdictions or the regulations, rules, policies or orders of any securities commission, stock exchange or other regulatory authority, the Purchaser will, in a timely manner and at the Issuer’s sole cost and expense, execute, deliver, file and otherwise assist the Issuer in obtaining such necessary consents and filing such reports, undertakings and other documents with respect to the distribution of the Equity Backstop Preferred Shares, in each case, as may be reasonably required or requested by the Issuer to enable the Issuer to comply with such obligations.

(v)	The Purchaser understands and acknowledges that the Issuer is not obligated to file and has no present intention of filing with the SEC or with any state securities administrator any registration statement in respect of resales of the Common Shares or the Preferred Shares purchased by the Purchaser.

(w)	Other than the Final Prospectus received by the Purchaser in connection with the Rights Offering, the Purchaser has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, prospectus, sales or advertising literature, or any other disclosure document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing, or purporting to describe, the business and affairs of the Issuer that has been prepared for delivery to, and review by, prospective purchasers of Equity Backstop Preferred Shares of the Issuer in order to assist them in making an investment decision in respect of the securities offered for sale under the terms of this Agreement.

(x)	The Purchaser, together with its Affiliates, Associates and joint actors, beneficially owns 93,998,437 Common Shares and $19,800,000 aggregate principal amount of Convertible Notes and no other securities of the Issuer, and, other than this Agreement, none of the Purchaser or its Affiliates, Associates or joint actors has the right to become the owner at law or in equity of securities of the Issuer (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency) pursuant to any agreement, arrangement or understanding.

(y)	The Purchaser understands and agrees that there may be material tax consequences to the Purchaser of an acquisition, holding or disposition of the Preferred Shares. The Issuer gives no opinion and makes no representation with respect to the tax consequences to the Purchaser under United States, state, local or foreign tax law of the Purchaser’s acquisition, holding or disposition of such Preferred Shares and the Issuer acknowledges that it is solely responsible for determining the tax consequences of its investment.

7.2 Covenants. Subject to and in accordance with the terms hereof, the Purchaser undertakes and agrees with and in favour of the Issuer that:

(a)	It will co-operate with the Issuer in obtaining such consents and approvals as are reasonably required in order to permit the Purchaser to acquire all of the Common Shares that may be issued to it pursuant to the Rights Offering and this Agreement.

(b)	It will co-operate with the Issuer in the preparation and filing of the Prospectus and the Registration Statement to the extent information is reasonably required from the Purchaser or is otherwise contemplated hereunder.

(c)	It will not sell, transfer or otherwise convey or encumber any of the Common Shares it holds directly or indirectly, beneficially or otherwise until the Closing Date.

(d)	Other than in connection with the exercise of its Basic Subscription Right under the Rights Offering, it will not directly or indirectly, jointly or in concert with any other Person, propose, offer, negotiate or agree to purchase or otherwise acquire any securities of the Issuer, including without limitation Rights and Common Shares, until and including the Closing Date.

(e)	It will exercise its Basic Subscription Right and, to the extent permitted, its Additional Subscription Privilege in accordance with Section 3.1 and 3.2, as applicable.

ARTICLE 8

CLOSING AND CONDITIONS

8.1 Closing. Upon satisfaction of each of the conditions precedent set forth in Sections 8.2, 8.3 and 8.4 or the waiver of any such condition by the appropriate party the closing of the issuance by the Issuer and the purchase by the Purchaser of the Equity Backstop Preferred Shares to be purchased by the Purchaser hereunder (the “Closing”) shall be completed at the offices of Norton Rose Fulbright Canada LLP in Calgary, Alberta, at 6:00 a.m. (Calgary time) on the same day as closing occurs under the Basic Subscription Right and Additional Subscription Privilege (the “Closing Date”) or on such other date as required by Section 5.3 or at such other time and/or on such other date and/or at such other place as the Issuer and the Purchaser may agree upon in writing, (the “Closing Time”) provided that closing occurs no later than the Outside Date. At such time, and upon payment being made by the Purchaser in accordance with Section 3.5 or Section 3.6, as applicable, definitive certificates representing the number of Equity Backstop Shares purchased by the Purchaser hereunder and registered in the name of the Purchaser or one or more designees shall be delivered by the Issuer to the Purchaser.

8.2 Mutual Conditions. The respective obligations of each of the Issuer and the Purchaser to complete the closing of the transactions set out in this Agreement are subject to the following conditions being satisfied in full (each of which may only be waived by mutual written consent):

(a)	The Private Placement Resolution has been approved at the Special Meeting.

(b)	There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of the Issuer or the Purchaser, pending, commenced or Threatened, by any Person that have a reasonable likelihood of success in the judgement of the Purchaser and the Issuer, each acting reasonably, in respect of the Rights Offering or the Private Placement that would be material to the Issuer on a consolidated basis.

(c)	There will be no inquiry, investigation (whether formal or informal) or other proceeding pending, commenced or Threatened by or before any Governmental Entity, in relation to the Issuer or any of its Subsidiaries, their respective directors or officers or in relation to the Common Shares, the Rights Offering, the Securities, the Private Placement or the Equity Backstop Preferred Shares, any of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Securities or the Equity Backstop Preferred Shares (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(d)	There shall not be any Order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Rights or the Common Shares or operates to prevent or restrict the lawful distribution of the Securities or the Equity Backstop Preferred Shares (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(e)	The TSXV shall have conditionally approved the Private Placement and the Rights Offering subject to the filing of customary documents with the TSXV.

(f)	The Purchaser and the Issuer shall have entered into the Loan Agreement and the Investment Agreement Amendment, and the Loan Agreement and the Investment Agreement Amendment shall be in full force and effect as at the Closing Date.

(g)	The TSXV shall have conditionally approved the listing of the Rights and the Common Shares issuable upon the exercise of the Rights and of the Common Shares issuable upon conversion from time to time of the Equity Backstop Preferred Shares, subject to the filing of customary documents with the TSXV.

8.3 Additional Conditions in Favour of Purchaser. The obligation of the Purchaser to complete the transactions contemplated herein is also subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of the Purchaser, and thus the satisfaction of which is determined by the Purchaser in its sole and absolute discretion, any of which may be waived, in whole or in part, by the Purchaser, in its sole and absolute discretion:

(a)	Other than as permitted herein, the terms and conditions of the Rights Offering and the Private Placement shall not have been changed in any material respect.

(b)	No rights or steps have been triggered under the Shareholder Rights Plan as a result of the purchase of the Equity Backstop Shares by the Purchaser in accordance with the terms and conditions of this Agreement.

(c)	Other than the Private Placement Resolution, no approvals of the holders of Common Shares or Convertible Notes are required.

(d)	No Material Adverse Change shall have occurred since the date hereof.

(e)	The Loan Agreement is in full force and effect, no “Default” or “Event of Default” (as each term is defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement, and no event requiring the Issuer to repay the loans has occurred under the Loan Agreement.

(f)	Each of the investment agreement dated August 6, 2012 between the Purchaser and the Issuer, the Investment Agreement and the Investment Agreement Amendment, is in full force and effect, and the right of the Purchaser to designate directors to the Board as set forth in the investment agreement dated August 6, 2012, between the Purchaser and the Issuer, the Investment Agreement and the Investment Agreement Amendment, has not been amended or modified in any respect, including by any Order.

(g)	The Purchaser shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of the Issuer by the Chief Executive Officer and the Chief Financial Officer of the Issuer or such other officers of the Issuer acceptable to the Purchaser, acting reasonably, in form and content satisfactory to the Purchaser, acting reasonably, addressed to the Purchaser certifying for and on behalf of the Issuer after having made due enquiry, with respect to the following matters:

(i)	its constating documents;

(ii)	the resolutions of the Board relevant to the approval of the Private Placement, the Rights Offering, the Information Circular, the Prospectus and the Registration Statement and the signing and filing thereof, the issue and sale of the Securities and the Equity Backstop Preferred Shares and the authorization of this Agreement and the transactions contemplated herein; and

(iii)	the incumbency and signatures of its relevant authorized signing officers.

(h)	The Issuer will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, Private Placement, and the purchase of the Equity Backstop Shares by the Purchaser as contemplated by this Agreement.

(i)	The Rights Offering, Private Placement, and other transactions contemplated hereby have been conducted in accordance with applicable Laws, including Securities Laws and in accordance with this Agreement.

(j)	The Purchaser has received a legal opinion dated as of the Closing Date, in form acceptable to the Purchaser, and its legal counsel, acting reasonably, from Canadian counsel to the Issuer addressing the matters requested by the Purchaser.

(k)	The TSXV has not imposed any conditions on the transactions contemplated herein, including the Rights Offering and the Private Placement, that are not acceptable to the Purchaser, acting reasonably.

(l)	The Issuer shall have performed or complied with, in all material respects, each of its terms, conditions and covenants contained in this Agreement and each of its representations and warranties shall be true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Date, and the Purchaser shall have received at Closing a certificate or certificates dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Issuer or such other officers of the Issuer acceptable to the Purchaser, acting reasonably, (on the Issuer’s behalf and without personal liability) in form and content satisfactory to the Purchaser, acting reasonably, addressed to the Purchaser certifying for and on behalf of the Issuer after having made due enquiry and after having carefully examined the Prospectus and the Registration Statement including all documents incorporated by reference that:

(i)	since the respective dates as of which information is given in the Final Prospectus, as amended or supplemented by any Prospectus Amendment, and the Registration Statement there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Issuer and its Subsidiaries on a consolidated basis, other than as disclosed in the Final Prospectus or any Prospectus Amendment and the Registration Amendment;

(ii)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Securities, the Equity Backstop Preferred Shares or any other securities of the Issuer or prohibiting the sale of the Securities or the Equity Backstop Preferred Shares has been issued by any Government Entity and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or Threatened under Securities Laws or by any Governmental Entity;

(iii)	no Material Adverse Change has occurred or has been disclosed (if previously undisclosed) at any time since the date hereof;

(iv)	each of the conditions set forth in Section 8.2 have been satisfied or waived, and each of the conditions set forth in Section 8.4, except those that have been waived in writing by the Issuer, have been satisfied;

(v)	the Issuer has duly performed or complied with, in all material respects, all terms, conditions and covenants of this Agreement on its part to be complied with or to be satisfied by it up until Closing; and

(vi)	the representations and warranties of the Issuer contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Date.

8.4 Additional Conditions in Favour of Issuer. The obligation of the Issuer to complete the transactions contemplated hereby is also subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of the Issuer, any of which may be waived, in whole or in part, by the Issuer, in its sole and absolute discretion:

(a)	the Loan Agreement shall remain in full force and effect and shall not have been terminated, rescinded or modified in any manner adverse to the Issuer by the Purchaser without the prior written consent of the Issuer;

(b)	if any Preferred Shares are issued to the Purchaser in connection with the completion of the transactions contemplated by this Agreement, the Voting Agreement shall have been executed and remain in full force and effect and shall not have been terminated, rescinded or modified in any manner adverse to the Issuer by the Purchaser;

(c)	the Purchaser has duly performed or complied with, in all material respects, all terms, conditions and covenants of this Agreement on its part to be complied with or to be satisfied by it up until Closing; and the Issuer shall have received a certificate of the Purchaser addressed to the Issuer and dated as of the Closing Date, signed on behalf of the Purchaser by a senior executive officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Closing Time and certifying for and on behalf of the Purchaser that each of the conditions set forth in Section 8.2 have been satisfied or waived, and each of the conditions set forth in Section 8.3, except those that have been waived in writing by the Purchaser, have been satisfied; and

(d)	the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Time, as though made on and as of the Closing Time; and the Issuer shall have received a certificate of the Purchaser addressed to the Issuer and dated the Closing Date, signed on behalf of the Purchaser by a senior executive officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Closing Time.

8.5 Each of the Issuer and the Purchaser agrees that it will use commercially reasonable efforts to cause the conditions set forth in this Article 8 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

ARTICLE 9

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

9.1 Confidentiality. Neither of the parties hereto shall, without the prior consent of the other party, disclose the existence of this Agreement or its terms, the possibility of the Rights Offering, the Private Placement, or other transactions contemplated herein or any of their respective possible terms, or any related discussions, except that such disclosure may be made to any party’s officers, directors, partners, direct or indirect holders (in the case of the Purchaser), advisors and employees, in the Preliminary Prospectus and Final Prospectus, or as may otherwise be required by Law or the rules of the TSXV.

9.2 Public Announcement. Subject to applicable Securities Laws, the parties hereto will make a public announcement regarding this Agreement contemporaneously with (or that shall be included within) the public announcement to be made by the Issuer regarding the Rights Offering. Each of the Issuer and the Purchaser acknowledges that a copy of this Agreement may be required to be filed with the Securities Commissions following such public announcement.

ARTICLE 10

NON-SOLICITATION

10.1 Non-Solicitation

From and after the date hereof, except as expressly permitted in Sections 10.4 and 10.5, the Issuer shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Issuer or any of its Subsidiaries (collectively, the “Representatives”):

(a)	solicit, assist, initiate, encourage or otherwise knowingly facilitate any inquiries, proposals, requests, offers or expressions of interest regarding any Acquisition Proposal;

(b)	engage in any discussions or negotiations regarding any Acquisition Proposal;

(c)	furnish or provide access to any information concerning the Issuer, its Subsidiaries or their respective businesses, properties or assets to any Person in connection with, or that could reasonably be expected to lead to or facilitate, an Acquisition Proposal;

(d)	waive any provisions of or release or terminate any confidentiality or standstill agreement between the Issuer or any of its Subsidiaries and any Person relating to an actual or potential Acquisition Proposal, or amend any such agreement or consent to the making of an Acquisition Proposal in accordance with the terms of such agreement;

(e)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Purchaser, the approval or recommendation of the Board (including any committee thereof) of this Agreement, the Rights Offering or the other transactions contemplated by this Agreement;

(f)	accept, approve or recommend, or propose publicly to accept, approve or recommend any Acquisition Proposal, or remain neutral with respect to any publicly announced, or otherwise publicly disclosed, Acquisition Proposal, it being understood that remaining neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days will not be considered to be in violation of this Section 10.1(f); or

(g)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

The Issuer shall ensure its Representatives are aware of the provisions of Article 10. The Issuer shall be responsible for any breach of this Article 10 by its Representatives.

10.2 Termination of Existing Discussions

The Issuer will immediately cease and cause to be terminated any existing discussions or negotiation by it or any of its Representatives with any Person regarding an actual or potential Acquisition Proposal, whether or not initiated by the Issuer. In connection therewith, the Issuer will cease to provide any access to information concerning the Issuer and its Subsidiaries, and will promptly request, in accordance with any confidentiality agreement signed with any such Person, the return or destruction of any confidential information provided to such Person, and use its reasonable commercial efforts to ensure that such requests are complied with.

10.3 Notification of Acquisition Proposals

From and after the date of this Agreement, the Issuer shall promptly (and in any event within 24 hours) notify the Purchaser, at first orally and then in writing, of the receipt of any Acquisition Proposal or any request for non-public information relating to the Issuer, its Subsidiaries or their respective assets or for access to the properties, books or records of the Issuer and its Subsidiaries by any Person that informs the Issuer that it is considering making or has made or is reasonably expected to make an Acquisition Proposal (including any amendment to any of the foregoing) (an “Inquiry”). Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any such Inquiry. The Issuer shall also provide a copy of any such Inquiry and such other details relating thereto as the Purchaser may reasonably request. The Issuer shall keep the Purchaser promptly and fully informed of the status, including any change to the material terms of any such Inquiry, and will respond promptly to all inquiries by the Purchaser with respect thereto.

10.4 Access to Information; Negotiations

Notwithstanding Section 10.1 above, the Issuer may (i) engage in discussions or negotiations regarding an Acquisition Proposal with any Person who seeks to initiate such discussions or negotiations; or (ii) provide to such Person any information concerning the Issuer and its Subsidiaries that has previously or is concurrently provided to the Purchaser, if and only to the extent that:

(a)	the Issuer has received an unsolicited bona fide written Acquisition Proposal from such Person (in circumstances not involving any breach of Section 10.1);

(b)	the Board, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal, if consummated in accordance with its terms, is reasonably expected to result in a Superior Proposal;

(c)	the Board, after consultation with and based upon the advice of outside legal counsel, has determined in good faith that the failure to take such action would be a breach of its fiduciary duties;

(d)	the Issuer has provided to the Purchaser the information required to be provided under Section 10.3 in respect of such Acquisition Proposal and has promptly notified the Purchaser in writing of the determinations in Sections 10.4(b) and 10.4(c) above; and

(e)	in the case of 10.4(a) above, the Issuer either (i) has an executed confidentiality agreement containing standstill provisions with such Person entered into prior to the date of this Agreement or (ii) the Issuer has received from such Person an executed confidentiality and standstill agreement after the date of this Agreement on terms substantially similar to those of the Confidentiality Agreement in respect of confidentiality provisions and section 7.2 of the Investment Agreement in respect of the standstill provisions (whether or not, in the case of the standstill provisions, such provisions in the Investment Agreement are currently effective).

10.5 Changes in Recommendation

Notwithstanding Section 10.1 above, the Board may: (i) accept, approve or recommend an Acquisition Proposal; or (ii) approve the entering into of any agreement (“Proposed Agreement”) providing for an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 10.4(e) above), if and only to the extent that:

(a)	the Issuer has received an unsolicited bona fide written Acquisition Proposal from a Person (in circumstances not involving any breach of Section 10.1);

(b)	the Board, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(c)	the Board, after consultation with and based upon the advice of outside legal counsel, has determined in good faith that the failure to take such action would be a breach of its fiduciary duties;

(d)	the Board has provided to the Purchaser the information required to be provided under Section 10.3 in respect of such Acquisition Proposal and has promptly notified the Purchaser in writing of the determinations in Sections 10.5(b) and (c) above;

(e)	a period of at least seven Business Days has elapsed following the date on which all of the information and notifications referred to in 10.5(d) above were received by the Purchaser, and if the Purchaser has proposed to revise the terms of the transactions contemplated by this Agreement in accordance with Section 10.6 below, the Board has again made the determinations in Sections 10.5(b) and (c) above taking into account such proposed revisions to the transactions contemplated by this Agreement; and

(f)	if the Issuer proposes to enter into a Proposed Agreement with respect to a Superior Proposal after complying with this Section 10.5, the Issuer concurrently terminates this Agreement pursuant to Section 11.2(c).

Each successive modification of any Acquisition Proposal (including the waiver of any material condition thereof) shall constitute a new Acquisition Proposal for purposes of this Section 10.5. Nothing in this Section 10.5, and no action taken by the Board pursuant hereto, shall permit the Issuer to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect. Nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.

10.6 Right to Amend

The Issuer acknowledges and agrees that, during the seven Business Day period referred to in Section 10.5(e), or such longer period as the Issuer may approve for such purpose, the Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of the transactions contemplated by this Agreement and the Issuer shall cooperate with the Purchaser with respect thereto, including engaging in good faith negotiations with the Purchaser in a manner consistent with the fiduciary duties of the Board to enable the Purchaser to make such adjustments to the terms and conditions of the transactions contemplated by this Agreement the Purchaser deems appropriate and as would enable the Purchaser to proceed with the transactions contemplated hereunder on such adjusted terms. The Board will review any proposal by the Purchaser to amend the terms of the transactions contemplated by this Agreement in order to determine in good faith, after consultation with and based upon the advice of its financial advisors and outside legal counsel, whether the Purchaser’s proposal to amend the terms of the transactions contemplated by this Agreement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the transactions contemplated by this Agreement.

ARTICLE 11

TERMINATION

11.1 Termination by the Issuer or Purchaser. Either the Issuer or the Purchaser may terminate and cancel its obligations under this Agreement, without any liability on its part, if any of the conditions set out in Section 8.2 are not satisfied on or before the Outside Date.

11.2 Termination by the Issuer. The Issuer may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a)	the Purchaser is in default of its obligations hereunder and, following the Purchaser’s receipt of written notice from the Issuer of the existence of such default, fails to remedy such breach on or before the Outside Date;

(b)	if any of the conditions set out in Section 8.4 are not satisfied on or before the Closing Date; or

(c)	prior to the Rights commencing trading on the TSXV, the Board accepts, approves or recommends a Superior Proposal in compliance with the provisions of Section 10.5, provided that the Issuer has not breached any of its covenants, agreements or obligations under Article 10 and has not breached, in any material respect, any of its covenants, agreements or obligations elsewhere in this Agreement, provided that for greater certainty, any such breach that facilitates or makes a Superior Proposal more likely shall be deemed to be material for the purposes of the foregoing.

11.3 Termination by the Purchaser. The Purchaser may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a)	the Issuer is in default of its obligations hereunder and, following the Issuer’s receipt of written notice from the Purchaser of the existence of such default, fails to remedy such breach on or before the Outside Date;

(b)	if any of the conditions set out in Section 8.3 are not satisfied on or before the Closing Date;

(c)	any Material Adverse Change occurs at any time following the execution of this Agreement;

(d)	the Issuer fails to obtain conditional approval from the TSXV to the listing of the Rights, the Common Shares issuable on the exercise thereof, the Equity Backstop Common Shares and of the Private Placement of the terms set forth in this Agreement, at least two days prior to the date named as the Record Date in the Final Prospectus, subject only to documents to be delivered following Closing;

(e)	the Common Shares or the Rights (other than, in the case of the Rights, following the Expiry Time) are de-listed or suspended or halted for a period greater than two Business Days for any reason by the TSXV at any time period prior to the closing of the Rights Offering;

(f)	the Rights Offering is otherwise terminated or cancelled or the Closing has not occurred on or before the Outside Date;

(g)	at any time prior to the Closing, the Issuer has entered into any written or oral agreement with any Person or Persons acting jointly or in concert (other than the Purchaser) relating to any direct or indirect sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition, farm-out, alliance or joint venture (including any other agreement or arrangement having the same economic effect as a sale of assets), in a single transaction or a series of related transactions, of any assets of the Issuer or any of its Subsidiaries or any of the voting, equity or other securities of any of the Issuer’s Subsidiaries (or rights or interests therein or thereto) other than a Permitted Disposition;

(h)	there occurs any nationalization, expropriation, compulsory sale, change of Law or similar event undertaken or imposed by any Governmental Entity in Kurdistan that prevents or materially and adversely impairs the Issuer or any of its Subsidiaries from being able to own, operate, or exercise rights or perform duties in respect of, either or both of the PSCs or either or both of the Kurdamir Block or the Garmian Block; or

(i)	either or both of the PSCs are amended, modified or terminated in a manner that has a material and adverse effect on any of the Interests.

11.4 Termination Fee

(a)	If a Termination Fee Event occurs due to a termination of this Agreement in the circumstances described in paragraph (a) of the definition of Termination Fee Event in Section 1.1 of this Agreement, the Termination Fee shall be paid by the Issuer to the Purchaser simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement in the circumstances described in paragraph (b) of the definition of Termination Fee Event in Section 1.1 of this Agreement, the Termination Fee shall be paid by the Issuer to the Purchaser immediately upon the consummation of such Acquisition Proposal.

(b)	The Issuer and the Purchaser acknowledge that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without those agreements, the Issuer and the Purchaser would not enter into this Agreement. Each of the Issuer and the Purchaser acknowledges that the Termination Fee is a payment of liquidated damages which are a genuine pre-estimate of the damages that the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. The Issuer irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of the Termination Fee by the Purchaser, the Purchaser shall have no further claim or remedy against the Issuer in respect of any Termination Fee Event.

11.5 Effect of Termination. Notwithstanding any other provision hereof, should the Issuer or the Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 11, the obligations of both the Issuer and the Purchaser under this Agreement shall terminate and there shall be no further liability on the part of the Purchaser to the Issuer or on the part of the Issuer to the Purchaser hereunder except for: (i) any breach of this Agreement which occurred on or prior to the termination; (ii) for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 12 hereof; and (iii) the liabilities and obligations set forth in Sections 11.4 and 14.1 hereof.

ARTICLE 12

SURVIVAL AND INDEMNIFICATION

12.1 The Issuer covenants and agrees to protect, indemnify and hold harmless the Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and shareholders from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus or the Registration Statement other than any Misrepresentation or alleged Misrepresentation relating to any information in the Prospectus or the Registration Statement, as applicable, relating to the Purchaser approved in writing by the Purchaser for inclusion in the Prospectus or the Registration Statement, as applicable; and/or

(b)	by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, the SEC, or any other competent authority in Canada or the United States or before or by any Governmental Entity, based upon or relating to the Rights Offering, the Private Placement, or the other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of the Issuer in connection with the Rights Offering, the Private Placement, or the other transactions contemplated in this Agreement or any Misrepresentation or alleged Misrepresentation in the Prospectus or the Registration Statement other than any Misrepresentation or alleged Misrepresentation relating to any information in the Prospectus or the Registration Statement relating to the Purchaser approved in writing by the Purchaser for inclusion in the Prospectus or the Registration Statement, as applicable; and/or

(c)	the non-compliance or alleged non-compliance by the Issuer with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering, the Private Placement, or the other transactions contemplated in this Agreement, including the Issuer’s non-compliance with any statutory requirement to make any document available for inspection; and/or

(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Issuer contained herein.

12.2 The Purchaser covenants and agrees, solely with respect to itself, to protect, indemnify and hold harmless the Issuer for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Purchaser contained herein or by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation relating to any information in the Prospectus or the Registration Statement relating to the Purchaser approved in writing by the Purchaser for inclusion in the Prospectus or the Registration Statement.

12.3 In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either the Issuer under Section 12.1 or the Purchaser under Section 12.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

12.4 In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on his, her or its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(b)	the named parties to any such claim, action, suit or proceeding (including any added, third or interpleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

12.5 Subject to Section 12.4, it is understood and agreed that the Indemnifying Party shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees, agents and shareholders).

12.6 Notwithstanding anything herein contained, no Indemnified Party shall agree to any settlement of any such claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party shall not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

12.7 If the indemnification provided for in this Article 12 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12.8 The obligations of the Issuer and the Purchaser under this Article 12 shall survive completion of any offerings described herein and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

ARTICLE 13

NOTICE

13.1 Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or person as may be designated by notice.

(a)	In the case of the Issuer:

WesternZagros Resources Ltd.

Suite 600, 440 – 2nd Avenue SW

Calgary, Alberta T2P 5E9

Attention:        Simon Hatfield, Chief Executive Officer

Fax:                 (403) 233-0174

With a copy to:

Norton Rose Fulbright Canada LLP

Suite 3700, 400 – 3rd Avenue SW

Calgary, Alberta T2P 4H2

Attention:        Lianne Tysowski

Fax:                 (403) 264-5973

(b)	In the case of the Purchaser:

Crest Energy International LLC

600 Travis Street, Suite 6800

Houston, Texas 77002

Attention:        Eric Stoerr

Fax:                 (713) 222-1614

With a copy to:

Osler, Hoskin & Harcourt LLP

Suite 2500, 450 – 1st Street S.W.

Calgary, Alberta T2P 5H1

Attention:        Noralee Bradley

Fax:                 (403) 260-7024

13.2 Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 14

MISCELLANEOUS

14.1 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of legal counsel. For certainty, the Issuer will be responsible for all expenses related to the conduct of the Rights Offering and the Private Placement, including without limitation all fees and disbursements in connection with any dealer manager or dealer managers engaged in connection with the Rights Offering, all expenses related to roadshows and marketing activities, printing costs, translation fees and filing fees. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

14.2 Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

14.3 Assignment. This Agreement may not be assigned by any party, by operation of Law or otherwise, without the prior written consent of the other party except that the Purchaser is permitted, without the consent of the Issuer, to assign at any time prior to Closing all of its rights and obligations to an Affiliate, subject to such Affiliate entering into such documents or instruments, reasonably satisfactory to the Issuer, pursuant to which such Affiliate agrees to be bound by, and to assume the obligations of the Purchaser under, this Agreement, the Escrow Agreement, and each other agreement entered into in connection with this Agreement. In that case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement.

14.4 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.5 Waiver. Failure by any party to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained in this Agreement shall not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

14.6 Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

14.7 Counterparts and Electronic Delivery. This Agreement may be executed in several counterparts and by facsimile or other electronic means, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles or other electronic copies together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

14.8 Time. Time shall be of the essence of this Agreement.

14.9 Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising out of this Agreement.

14.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

14.11 Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

WESTERNZAGROS RESOURCES LTD.

By:
Name:	Gregory C. Stevenson
Title:	Chief Financial Officer

CREST ENERGY INTERNATIONAL LLC

By:
Name:	David K. Schumacher
Title:	General Counsel

SCHEDULE “A”

Preferred Share Terms

See Attached.

SCHEDULE “B”

FORM OF DECLARATION FOR REMOVAL OF U.S. LEGEND

TO: WESTERNZAGROS RESOURCES LTD. (the “Corporation”).

AND TO: Registrar and transfer agent for the preferred shares and common shares of the Corporation

The undersigned (A) acknowledges that the sale of ___________________________ (the “Securities”) of the Corporation, represented by certificate number__________________________, to which this declaration relates was made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act); (2) the offer of such Securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange or another “designated offshore securities market”, and neither the seller nor any person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the Securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities of the Corporation; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated:

Signature of Individual (if Seller is an individual)

Authorized signatory (if Seller is not an individual)

Name of Seller (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

SCHEDULE “C”

Voting Agreement

See Attached.